Exhibit 5.8

August 8, 2014

Millcreek Schools, LLC

Rehabilitation Centers, LLC

830 Crescent Center Drive, Suite 610

Franklin, Tennessee 37067

RE:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Mississippi counsel for Millcreek Schools, LLC, a Mississippi limited liability company (“Millcreek Schools”) and Rehabilitation Centers, LLC, a Mississippi limited liability company (“Rehabilitation Centers”, together with Millcreek Schools, collectively, the “Mississippi Guarantors”) in connection with the proposed guarantee from each of the Mississippi Guarantors, along with the other guarantors under the Indenture dated as of July 1, 2014 (the “Indenture”) by and among Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), the Mississippi Guarantors, along with the other guarantors party thereto, and U.S. Bank National Association, as trustee, of $300,000,000 in aggregate principal amount of 5.125% Senior Notes due 2022 (the “Exchange Notes”) to be issued by the Company in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about August 8, 2014 under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Company under the Exchange Notes will be guaranteed by the Mississippi Guarantors (the “Guarantees”, together with the Indenture, collectively, the “Transaction Documents”), along with other guarantors. The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture. Except as otherwise defined herein, terms defined in the Indenture are used herein as therein defined.

In arriving at the opinions expressed below, we have examined and relied on originals or copies, identified to our satisfaction, of the Transaction Documents. In addition, we have examined such other documents, certificates from officers and representatives of the Mississippi Guarantors and corporate records (collectively, the “Other Documents”) and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. As to facts material to our opinion, we have made no independent investigation of such facts and have relied on such certificates from officers and representatives of the Mississippi Guarantors, and from public officials, as we have deemed necessary or appropriate for the basis of this opinion. In making the foregoing examinations, we have assumed that, as to the factual matters only, all representations and warranties and other factual statements made in the aforesaid documents (other than those

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which are expressed herein as our opinions) were and are true, correct and complete in all material respects, and we made no independent investigation of such matters. We have assumed that any representation or statement qualified by “the knowledge” of the party making such representation or statement, or by similar qualification, is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. Moreover, to the extent that any of the Other Documents is governed by the laws of any jurisdiction other than the jurisdictions that are the subject of this opinion, our opinion relating to those Other Documents is based solely upon the plain meaning of their language without regard to interpretation or construction that might be indicated by the laws governing those Other Documents.

In rendering the opinions herein set forth, we have assumed, with your permission and without independent investigation on our part, the following:

(i) each of the Other Documents has been duly authorized, executed and delivered by each of the parties thereto, that each such party has the requisite power and authority to execute, deliver and perform the Other Documents and that the Other Documents constitute the legal, valid and binding obligation of each such party thereto enforceable against it in accordance with its terms;

(ii) the Transaction Documents have been duly authorized by each of the parties thereto (other than the Mississippi Guarantors), that each such party (other than the Mississippi Guarantors) has the requisite power and authority to execute, deliver and perform the Transaction Documents to which it is a party, that the Transaction Documents have been duly executed and delivered by each of the parties thereto, and that the Transaction Documents constitute the legal, valid and binding obligations of each party thereto enforceable in accordance with their terms;

(iii) the legal capacity of natural persons;

(iv) there are no extrinsic agreements or understandings among the parties to the Transaction Documents that would modify or affect the interpretation of the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder;

(v) that each party to the Transaction Documents has received adequate consideration under applicable law for its execution and delivery thereof;

(vi) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the authentic original documents, all signatures on all documents submitted to us for examination are genuine, the Transaction Documents will be executed in the form reviewed and all public records reviewed are accurate and complete; and

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(vii) Millcreek Schools is the successor in interest by merger to Millcreek Schools, Inc. and Rehabilitation Centers is the successor in interest by merger to Rehabilitation Centers, Inc., each of which was party to the Transaction Documents.

Based upon the foregoing and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the following opinion as of the date hereof:

1. (a) Millcreek Schools is a limited liability company, validly existing and in good standing under the laws of the State of Mississippi. This opinion is based solely upon the certificate issued by the Secretary of State of the State of Mississippi dated July 17, 2014, and such opinion is limited to the meaning ascribed to such certificate.

(b) Rehabilitation Centers is a limited liability company, validly existing and in good standing under the laws of the State of Mississippi. This opinion is based solely upon the certificate issued by the Secretary of State of the State of Mississippi dated July 17, 2014, and such opinion is limited to the meaning ascribed to such certificate.

2. Each of the Mississippi Guarantors:

(a) has the requisite limited liability company power and authority to execute, deliver, and perform its agreements under the Transaction Documents to which such Mississippi Guarantor is a party;

(b) has taken the limited liability company action necessary to authorize the execution and delivery of, and performance of its agreements in, the Transaction Documents to which such Mississippi Guarantor is a party.

3. The execution and delivery by Millcreek Schools of the Transaction Documents to which it is a party do not, and if Millcreek Schools were now to perform its agreements in the Transaction Documents to which it is a party, such performance would not:

(a) violate the Certificate of Formation of Millcreek Schools filed December 27, 2013, or the Operating Agreement of Millcreek Schools dated December 31, 2013; or

(b) violate any existing provision of Applicable Laws (hereinafter defined).

4. The execution and delivery by Rehabilitation Centers of the Transaction Documents to which it is a party do not, and if Rehabilitation Centers were now to perform its agreements in the Transaction Documents to which it is a party, such performance would not:

(a) violate the Certificate of Formation of Rehabilitation Centers filed January 30, 2014, or the Operating Agreement of Rehabilitation Centers dated January 30, 2014; or

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(b) violate any existing provision of Applicable Laws.

5. All Government Approvals (hereinafter defined) required for the execution and delivery of, and performance, if such Mississippi Guarantor were to now perform, by each Mississippi Guarantor of its agreements in, the Transaction Documents to which such Mississippi Guarantor is a party, have been obtained or made.

The opinions set forth above are subject in all respects to the following qualifications, exceptions, assumptions and limitations:

(a) For purposes of our opinions, “Applicable Laws” means those laws of the State of Mississippi in effect as of the date hereof and the rules and regulations adopted thereunder, which a lawyer exercising professional judgment would reasonably be expected to recognize as being applicable to transactions of the type contemplated by the Transaction Documents. Furthermore, the term “Applicable Laws” does not include, and we express no opinion with regard to any: (i) statutes, administrative decisions, ordinances, rules and regulations of any political subdivision (whether at the state, regional or local level), (ii) statutes, laws, rules and regulations relating to: (A) pollution or protection of the environment, (B) zoning, land use, building or construction, (C) occupational, safety and health or other similar matters, (D) labor, employee rights and benefits, including the Employment Retirement Income Security Act of 1974, as amended, (E) the regulation of utilities, or matters pertaining to the acquisition, transaction, transportation, storage, or use of energy sources used in connection therewith or generated thereby, (F) antitrust, unfair competition and trade, including but not limited to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (G) taxation, (H) copyright, patent and trademark, (I) applicable securities laws, (J) usury, (K) fiduciary duty requirements, (L) fraudulent transfer or fraudulent conveyance, (M) racketeering; (N) any regulated industries in which any Mississippi Guarantor participates; and (O) the merger of any party and filings related thereto; (iii) the Foreign Corrupt Practices Act; and (iv) the Uniting and Strengthening America by Producing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, and in each case with respect to each of the foregoing, (X) as construed or enforced pursuant to any judicial, arbitral or other decision or pronouncement, (Y) as in effect in any jurisdiction, (Z) including, without limitation, any and all authorizations, permits, consents, applications, license, approvals, filings, registrations, publications, exemptions and the like required by any of them.

(b) For purposes of our opinions, the term “Government Approvals” means any order, consent, approval, license, authorization or validation of, filing, recording, or registration with, notice to or exemption by, any Mississippi government authority pursuant to any existing provision of Applicable Laws.

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(c) The opinions expressed herein are as of the date hereof or, to the extent a reference to a certificate or Other Document is made herein, to such date only, and we assume no obligation to update or supplement such opinions to reflect any fact or circumstance that may hereafter come to our attention, or any amendment to any Transaction Document that may hereafter become effective, or any change in law that may hereafter occur or become effective.

(d) We do not assume responsibility for (i) the accuracy and completeness or fairness of any information of a factual nature; including, but not limited to, financial information furnished or representations and warranties contained in the Transaction Documents or (ii) the fulfillment, completion or performance of any covenants or agreements contained in the Transaction Documents. We have not passed upon any matters relating to the business affairs or condition (financial or otherwise) of the Mississippi Guarantors or any other person and no inference should be drawn that we have expressed any opinion on matters relating to the ability of the Mississippi Guarantors or any other party to the Transaction Documents to perform its obligations thereunder.

(e) This opinion is limited to the laws of the State of Mississippi.

This letter constitutes a legal opinion letter issued by our firm only as to the matters set forth above, and should not be construed as a guarantee, warranty or as any other type of document or instrument. In this regard, it is only our professional judgment as to the specific questions of law addressed, based on our professional knowledge and judgment at this time and is prepared and rendered in accordance with the standard of care applicable to opinion letters issued by law firms and/or lawyers located in the State of Mississippi.

Waller Lansden Dortch & Davis, LLP may rely upon this opinion in connection with its opinion addressed to the Company, filed as Exhibit 5.1 to the Registration Statement, to the same extent as if it were an addressee hereof. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.8 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

ADAMS AND REESE LLP